Exhibit (11)

August 17, 2018

Forward Funds

345 California Street, Suite 1600

San Francisco, CA 94104

Ladies and Gentlemen:

We have acted as counsel to Forward Funds, a Delaware statutory trust (the “Trust”), and its series, Salient Global Real Estate Fund (the “Acquiring Fund”), in connection with the filing of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-226162), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) registering Class A, Class C, Investor Class, Institutional Class and Class I2 shares of beneficial interest of the Acquiring Fund (the “Merger Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”).

The Agreement, in the form adopted by the Acquiring Fund and the Salient Tactical Real Estate Fund (the “Acquired Fund”), a series of the Trust, provides for the transfer of all of the Acquired Fund’s assets to the Acquiring Fund in exchange solely for the issuance of the Merger Shares determined in the manner specified in the Agreement, and the assumption by the Acquiring Fund of substantially all of the liabilities of the Acquired Fund. Class A, Class C, Investor Class, Institutional Class and Class I2 shares of beneficial interest of the Acquiring Fund shall be distributed to holders of the corresponding classes of the Acquired Fund in proportion to such shareholders’ holdings on the reorganization date.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Trust’s Declaration of Trust, as amended, the By-Laws of the Trust, and the actions of the Trust that provide for the issuance of the Merger Shares. We also have made such other investigation as we have deemed appropriate. With respect to certain matters, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photo copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act and the provisions of the 1940 Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Merger Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust, and (2) when issued and when consideration therefor has been paid in accordance with the Agreement, the Merger Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Merger Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

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